Exhibit 99.1

             Midas to Present at Sidoti Emerging Growth Conference; High Gas Prices Continue Negative Effect on Service Sales


     ITASCA, Ill.--(BUSINESS WIRE)--June 1, 2006--Midas, Inc. (NYSE:MDS) will present at the Sidoti & Company Emerging Growth Institutional Investor Forum in Boston on Monday, June 5, 2006.
     Alan Feldman, Midas' chairman and chief executive officer, and William Guzik, senior vice president and chief financial officer, will lead the presentation to institutional investors.
     In advance of that conference, Midas reports continued softness in second quarter retail sales as a result of high gas prices, similar to results experienced by certain other automotive aftermarket retailers. Midas' comparable shop sales for April were down approximately three percent in North America and preliminary results for May show a similar decline.
     "We continue to believe that consumers are delaying big ticket repair and maintenance work while they adjust to higher gas prices," Feldman said. "However, because of safety and reliability issues, many of these repairs such as replacement of brakes and tires cannot be deferred forever--so we would expect to see a rebound in sales this summer."
     Midas reported its 12th consecutive quarter of comparable shop retail sales increases for its first quarter that ended April 1, 2006.
     "Midas reaffirms its original 2006 full-year guidance of net income of approximately $12.4 million--or $0.79 per diluted share," Feldman said. "Because Midas is a franchised system, only a sustained period of consumer uncertainty resulting in negative comparable shop retail sales would lead us to revise that guidance."
     Investors may access Midas' Sidoti conference presentation in the "Financial Reports" section at www.midasinc.com beginning at 7:00 a.m. EDT on Monday, June 5.

     Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including almost 1,800 in the United States and Canada.

     NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K.


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016